EXHIBIT 99.1

Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR GROUP NAMES P. DOUGLAS FORD CHIEF FINANCIAL OFFICER

Carlsbad, California, September 23, 2008 — Phoenix Footwear Group, Inc. (AMEX: PXG), a multi-brand footwear and accessories company, announced today that it has named P. Douglas Ford as its Chief Financial Officer, effective immediately. Scott Sporrer, who served as Phoenix Footwear’s Interim CFO since October 2007, will be leaving the Company to pursue other opportunities.

Mr. Ford was appointed the Company’s Senior Vice President, Operations in October 2007 and his responsibilities included logistics, information technology, forecasting and planning, human resources, and e-commerce. Prior to that, he spent over a year consulting with Phoenix Footwear on both its strategic planning and branding efforts with a primary focus on the Tommy Bahama and H.S Trask divisions.

Mr. Ford’s extensive senior level financial experience includes serving as Chief Operating Officer/Chief Financial Officer of Wenger North America and Indulge.com.

During his 18-year career, Mr. Ford also spent over ten years with Kurt Salmon Associates, the largest global consulting firm focused on the consumer products industry. As a Principal and Regional Director at Kurt Salmon Associates in the Merchandising and Operations Services Practice, he led the development of world class processes, organizations, and operations with major consumer product retailers and wholesalers including Liz Claiborne, Express and Victoria’s Secret Stores (Divisions of The Limited), Cole-Haan (Division of Nike), and NFL Properties.

Cathy Taylor, Chief Executive Officer of Phoenix Footwear Group, commented, “I have known Doug for over 15 years and had the opportunity to work with him closely these past two years as well as at Wenger. I am extremely confident in his ability to lead our financial operations. In addition to his strong financial qualifications, Doug has extensive experience in overseeing a variety of other important corporate and operational functions and a deep knowledge of the retail industry. His impressive track record of driving profitability and developing restructuring strategies across the organizations he worked with will benefit Phoenix Footwear enormously as we continue to successfully execute our strategic turnaround plan and build upon the strong foundation of our brands.”

“We thank Scott for his contribution and dedication to the Company and wish him well in his future endeavors,” concluded Ms. Taylor.

P. Douglas Ford commented, “Phoenix Footwear’s executive team has already made tremendous progress in improving the Company’s financial condition, as evidenced by paying down the majority of its debt, reducing inventories, innovating product and improving operating efficiencies. I look forward to working with this talented team in my expanded role integrating operations and finance within the Company at large to capitalize on the many profitable growth opportunities that lie ahead for the Company.”

Mr. Ford holds both a B.S. in Industrial Management (Accounting) and an M.S. in Management (Finance) from the Georgia Institute of Technology.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men's and women's dress and casual footwear, belts, and other accessories. Phoenix Footwear's brands and licenses include Tommy Bahama Footwear®, Trotters®, SoftWalk®, H.S. Trask®, Chambers Belts® and Wrangler®. Emphasizing quality, fit and traditional and authentic designs, these brands are primarily sold through department stores, specialty retailers, mass merchants and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

Contacts:

P. Douglas Ford	Andrew Greenebaum / Lena Adams
Chief Financial Officer	ICR, Inc.
Phoenix Footwear Group, Inc.	(310) 954-1100
(760) 602-9688	agreenebaum@icrinc.com or ladams@icrinc.com

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